Exhibit 99.1

Committed Capital Acquisition Corporation II Announces Closing of

 Over-Allotment Option Bringing Gross Proceeds of IPO to $40,000,000 and Separate Trading of Common Stock and Warrants

NEW YORK, April 21, 2014 /PRNewswire/ -- Committed Capital Acquisition Corporation II (the “Company”) (CCAQU), a blank check company that was formed for the purpose of acquiring or merging with an operating business, announced today that it has closed the sale of 1,000,000 units subject to an over-allotment option granted to the underwriters in its initial public offering. The units were sold at an offering price of $5.00 per unit, bringing total gross proceeds to the Company from the 8,000,000 units sold in its IPO (including the 1,000,000 units sold pursuant to the over-allotment option) to $40,000,000.

Each unit purchased by the underwriters consisted of one share of common stock and one warrant to purchase one-half of one share of common stock at an exercise price of $5.00 per whole share; provided, however, that such warrants may not be exercised for a fractional share, so that only an even number of warrants may be exercised at any given time by a holder thereof. The Company has deposited all of the gross proceeds into a trust account maintained by Continental Stock Transfer & Trust Company acting as the trustee. The funds will not be released from the trust account except under certain limited circumstances as described in the prospectus relating to this offering.

The representative of the underwriters has notified the Company that the underwriters will not be exercising their option with regard to the remaining 50,000 units subject to the over-allotment option.

In addition, the Company announced today that commencing on May 5, 2014, the Company expects that the holders of the Company’s units may elect to separately trade the common stock and warrants included in the Company’s units. Those units not separated will continue to trade under the symbol CCAQU, and each of the common stock and warrants will trade under the symbols CCAQ and CCAQW, respectively.

Broadband Capital Management LLC acted as sole manager and representative of the underwriters of the offering. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. acted as counsel to the Company and Ellenoff Grossman & Schole LLP acted as counsel to the underwriters.

A registration statement relating to these units and the underlying securities was declared effective by the Securities and Exchange Commission on April 10, 2014. This press release shall not constitute an offer to sell nor the solicitation of an offer to buy any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or jurisdiction.

This offering is being made solely by means of a prospectus. A copy of the final prospectus relating to the offering can be obtained from the Securities and Exchange Commission at http://www.sec.gov. Alternatively, copies of the prospectus related to this offering may be obtained from Broadband Capital Management LLC, 712 Fifth Avenue, 22nd Floor, New York, NY 10019.

Contact:

Michael Rapp

Chief Executive Officer and Chairman

(212) 759-2020